S.E. CLARK & COMPANY, P.C.
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            Registered Firm: Public Company Accounting Oversight Board


February 19, 2007

U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:     File No. 0-25474
        MedCom USA, Incorporated
        Form 8-K, Item 4.01, Filed 02/07/07

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Medcom USA, Inc. and, under the date of September 22, 2006, we reported on the financial statements of Medcom USA, Inc. as of and for the year ended June 30, 2006.

On or about February 9, 2007 we were notified that Medcom USA, Inc. appointed Jewett, Schwartz, Wolfe & Associates as the independent registered public accounting firm for the Company. The due date of our response, 10 days from receipt, is February 19, 2007.

We have read Medcom USA, Inc.'s statements included under Item 4.01 (a) of its Form 8-K filed on February 7, 2007, and we agree with such statements, except for the following:

We are not in a position to agree or disagree with Medcom USA, Inc.'s statement that during the two most recent fiscal years ended June 30, 2006, and the subsequent interim period prior to S.E. Clark & Company P.C.'s dismissal, Medcom USA, Inc. did not consult with other auditors regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Additionally, we are not able to respond to the assertion that they have engaged a successor auditor. As of the February 7, 2007 filing date of the Form 8-K, disclosing the change in auditors, the successor had not made inquiry of our firm as required by professional standards. Additionally, as of February 14, 2007, the filing date for the 10-QSB, the required inquiry had still not been made.

The 10-KSB for the year ended June 30, 2006, which was filed on September 29, 2006, disclosed a material weakness which was discovered during the course of our audit. The resulting adjustment was so material that we felt compelled to insert an explanatory paragraph in our opinion to bring the readers attention to that fact.

In that paragraph we stated:

"As described in Note 9, management has made adjustments in the fourth quarter ended June 30, 2006. The "adjustments are precipitated by a recently detected material control weakness between operation and funding. Certain material


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  744 N. Country Club Road, Tucson, AZ 85716 (520) 323-7774 Fax (520) 323-8174
                                seclarkcpa@aol.com
financial transactions were consistently recorded during the year based on funding documentation that varied with the agreement terms as understood and documented by operations. The financial statements do not include provisions for any costs that may be incurred resulting from restatements, if any, pertaining to the adjustments referred to above".

In our letter to the audit committee, we recommended that management consult with counsel regarding the necessity to restate prior interim periods for the fiscal year ended June 30, 2006 and that the interim restatements, if determined to be necessary, should be filed expeditiously with the SEC. We also encouraged management to engage counsel to review the various ramifications of the erroneous funding documentation and take appropriate remedial action.

Management consulted with corporate counsel to determine whether the facts and circumstances required restatement of the 10-QSB's filed for the interim periods. Management has subsequently asserted that the facts and circumstances constituted a change in estimate rather the correction of an error and that restatement was accordingly not required.

Pursuant to their position, the 10-QSB for the subsequent interim period ended September 30, 2006, which was filed on November 14, 2006, contained the comparative prior year interim period which was not restated by management. However, the comparative effect of a restatement would have an anti-dilutive effect by presenting the current comparative interim period in a more favorable comparative light.

We note that the 10-QSB for the December 31, 2006, purportedly reviewed by other auditors, and filed on February 14, 2007, likewise contains the comparative prior year interim periods which have not been restated by management. Likewise, the comparative affect of restatements would have an anti-dilutive effect by presenting the current comparative interim periods in a more favorable comparative light.

We believe the facts and circumstances more properly constitute the correction of an error, which requires restatement of the interim periods ended September 30, 2005, December 31, 2005, and March 31, 2006, than a change in estimate. We also believe any subsequent interim periods that include the above comparative periods should be restated.

Sincerely,

/s/ S.E. CLARK & COMPANY, P.C.


--------------------------------------------------------------------------------
  744 N. Country Club Road, Tucson, AZ 85716 (520) 323-7774 Fax (520) 323-8174
                                seclarkcpa@aol.com